Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS 4th QUARTER SALES AND COMPARABLE
STORE SALES INCREASES
Price Investments Spur Year-to-Date Sales and Comp Store Sales Increases

Sunbury, PA (March 3, 2015) - Weis Markets, Inc. (NYSE:WMK) today reported its fourth quarter sales increased 4.0% to $713.8 million while its comparable store sales increased 3.5%.

During the thirteen-week period ending December 27, 2014, the Company's earnings per share totaled $0.51 compared to $0.59 for the same period in 2013. The Company's fourth quarter net income declined 11.6% to $13.9 million.

The Company attributed its sales increases to the continuing success of its pricing programs, which were fully implemented in the first quarter. Its results also benefited from strong sales increases in pharmacy, HBC and its fresh departments.

"One year ago, we spoke of our plans to recalibrate our go to market strategies and focus on increasing sales and market share," said Weis Markets' President and CEO Jonathan Weis. "Over the past year, we steadily invested in our pricing programs and successfully executed our strategy, which has produced consistent sales increases in key center store and fresh departments. These investments helped us increase our market share and our customer count. We also improved our in-store customer experience and increased our customer service focus. As a result of our investments and customer service programs, we are well-positioned to build on our success in 2015."

Year-to-Date
For the 52 week period ending December 27, 2014, the Company's sales increased 3.1% to $2.8 billion while comparable store sales increased 2.0%.

The Company's year-to-date earnings per share totaled $2.05 compared to $2.67 in 2013. Net income totaled $55.2 million, down 23.1% compared to 2013.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter - 2014
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	December 27, 2014	December 28, 2013	(Decrease)
Net Sales	$713,788,000	$686,392,000	4.0%
Income Before Income Taxes	21,547,000	25,559,000	(15.7)%
Provision for Income Taxes	7,651,000	9,838,000	(22.2)%
Net Income	$13,896,000	$15,721,000	(11.6)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.51	$0.59	$(0.08)

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	December 27, 2014	December 28, 2013	(Decrease)
Net Sales	$2,776,683,000	$2,692,588,000	3.1%
Income Before Income Taxes	84,998,000	115,866,000	(26.6)%
Provision for Income Taxes	29,831,000	44,145,000	(32.4)%
Net Income	$55,167,000	$71,721,000	(23.1)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$2.05	$2.67	$(0.62)